EXHBIT 99.1

US Oncology, Inc. 16825 Northchase Drive, Suite 1300 Houston, Texas 77060 www.usoncology.com	NEWS RELEASE

Contacts:
Bruce Broussard	Steve Sievert
Investor Relations	Public Relations
832.601.6103	832.601.6193
bruce.broussard@usoncology.com	steve.sievert@usoncology.com

US Oncology Reports Financial Results for Second Quarter 2003

Quarter produces EPS of $0.19 on 17.9 percent

year-over-year increase in net operating revenue

HOUSTON, Aug. 7, 2003 – US Oncology, Inc. (Nasdaq: USON) today reported results for the second quarter ended June 30, 2003.

US Oncology recorded year-over-year increases in net operating revenue, net income and earnings per share for the second quarter of 2003. The following table provides a review of the quarter’s results, along with applicable comparisons:

($ in millions, except per share amounts)

	Q2 2003	Q2 2002	% change	Q1 2003	% change
Net operating revenue(1)	$626.7	$531.6	17.9%	$574.1	9.2%
Revenue	491.4	410.8	19.6%	447.2	9.9%
Net income (loss)	17.7	(9.6)	N/A	16.3	8.6%
EPS	0.19	(0.10)	N/A	0.17	11.8%
Excluding unusual charges for 2002(2)
EBITDA(3)	$52.4	$48.3	8.5%	$50.2	4.4%
Net income	17.7	14.8	19.6%	16.3	8.6%
EPS	0.19	0.15	26.7%	0.17	11.8%

“Our second quarter results reflect the demand in local communities across the country for the integrated patient-care services offered by our network of cancer-care providers,” said R. Dale Ross, US Oncology chairman and chief executive officer. “Net operating revenue grew at 17.9 percent, while same practice net operating revenue increased 23.3 percent, over the second quarter of 2002. This growth is a strong indication that our commitment to clinical advances in

(1)	See Key Operating Statistics (Exhibit 1) for calculations.
(2)	Unusual charges for the second quarter of 2002 were impairment and restructuring costs of $39.2 million.
(3)	See Reconciliation of Selected Financial Data (Exhibit 5) for calculations.

oncology, including new pharmaceuticals, combined with cutting-edge radiation and diagnostic technologies, is making a difference in communities served by our affiliated practices.”

US Oncology highlights for 2003 are detailed below.

•	US Oncology’s EBITDA(3) for the second quarter was $52.4 million, compared to $48.3 million for the second quarter of 2002 and $50.2 million for the first quarter of 2003. EBITDA excludes unusual charges for the 2002 period.

•	The company’s percentage of Field EBITDA(3) for the second quarter was 34 percent, which was relatively stable when compared to its percentage of Field EBITDA of 35 percent for the second quarter of 2002 and 34 percent for the first quarter of 2003. Field EBITDA excludes unusual charges for the 2002 period.

•	The company’s affiliated practices’ accounts receivable days outstanding were 43 at the end of the second quarter, compared to 48 at the end of the second quarter of 2002 and 50 at the end of the first quarter of 2003.

•	Currently, 76 percent of US Oncology’s net operating revenue is generated by non-net revenue model practices, an increase from 66 percent at the end of the second quarter of 2002 and 73 percent at the end of the first quarter of 2003.

•	The company’s operating cash flow for the three months ended June 30, 2003 was $117.7 million, which reflects improved business office operational efficiencies, as well as reduced expenditures on pharmaceuticals in the second quarter of 2003 as a result of advanced payments for pharmaceutical products during the first quarter of 2003. As of Aug. 6, 2003, US Oncology had approximately $123.0 million in cash and cash equivalents, an increase from $96.6 million at the end of the second quarter of 2003.

•	US Oncology repurchased 4.4 million shares of its common stock at a total cost of $37.5 million in the second quarter, completing its $50 million stock repurchase authorization announced in 2002.

•	During the quarter, US Oncology disaffiliated from 52 physicians, including a group of 39 diagnostic radiologists, consistent with the company’s continuing program to exit relationships not aligned with the company’s long-term strategy. These disaffiliations resulted in a net reduction in the number of affiliated network physicians for the quarter. Radiology equipment previously used by the diagnostic radiology group has been redeployed to be used in a cancer center managed by US Oncology.

(3)	See Reconciliation of Selected Financial Data (Exhibit 5) for calculations.

Medical Oncology

Second quarter medical oncology net operating revenue increased by 20.4 percent year-over-year to $527.3 million. This increase is attributed to growth in pharmaceutical revenue and same practice medical oncology visits, partially offset by practice disaffiliations.

US Oncology’s network experienced growth in same practice medical oncology visits of 7.6 percent over the second quarter of 2002 and 4.7 percent over the first quarter of 2003.

“This growth underscores the importance of our nationwide network of community-based cancer caregivers,” said Ross. “More than 80 percent of all cancer care in this country is delivered in the community setting, providing patients with treatment close to their homes and in a manner that is as convenient as possible, as they confront this devastating disease.”

During the first six months of 2003, US Oncology recruited 67 new physicians for its affiliated practices, including 53 medical oncologists, 15 of whom have started practicing. The remaining physicians are scheduled to begin throughout the rest of the year.

In the service line segment of the business, US Oncology commenced operations at a new four-physician practice in the second quarter. Since the end of the second quarter, the company converted an existing net revenue model practice, representing 16 physicians, to the service line model, and entered into service line agreements with a practice in California, as well as two practices in West Virginia, expanding the company’s network to 30 states.

Currently, 14 practices – representing 90 oncologists – have contracted to receive medical oncology services under the service line model. These practices include both new affiliates and existing practices that have converted to the model.

Cancer Center and Cancer Research Services

The Cancer Center Services segment of the company also experienced growth in the second quarter. The division’s net operating revenue increased 5.9 percent, as compared to the second quarter of 2002, with same practice radiation treatments per day increasing 3.2 percent over the second quarter of 2002. This level was consistent with the first quarter of 2003.

A significant initiative in Cancer Center Services during the second quarter was the continued implementation of advanced radiation therapy technology across the US Oncology network. Currently, 12 US Oncology cancer centers have implemented intensity modulated radiation therapy (IMRT) as part of the integrated cancer-care services they provide. IMRT is a state-of-the-art technology that takes radiation therapy to a new level, intensifying radiation delivery to tumors, while minimizing damage to surrounding healthy tissue.

An additional 15 cancer centers are scheduled to start using the technology within the next year. This implementation of IMRT will make the US Oncology network the leading group of independent oncology practices utilizing this technology in the United States.

“Technologies such as IMRT give our affiliated physicians the best possible tools to help their patients battle cancer,” said Ross. “The capability to deliver the latest technology, in the community-based setting easily accessible by patients and their family members, is the best possible strategy to help patients overcome cancer and live full, productive lives.”

US Oncology’s development pipeline in the division consists of an additional cancer center to open in 2003, bringing to 77 the number of outpatient, patient-care facilities across the country.

The company also installed two positron emission tomography (PET) systems in the second quarter, increasing the number of systems operating in the US Oncology network to 19. These systems serve a total of 35 patient-care locations. An additional four PET systems are scheduled to be operational by the end of 2003. The company’s use of mobile PET technology allows the network to serve many underserved rural communities across the country that otherwise would not have access to this state-of-the-art diagnostic technology.

In the area of Cancer Research Services, new patients enrolled in research studies (research accruals) increased 24 percent, compared to the second quarter of 2002. This increase is primarily in clinical trials for breast cancer and supportive-care therapies. US Oncology’s research network now has the ability to conduct large trials, which would typically have to be conducted in multiple sites around the country, completely within its network. The creation of a focused early phase network for more complex trials has further added to US Oncology’s growth in research.

Reimbursement and Business Outlook

The company and its network remain highly engaged in the ongoing issue of Medicare reform. Provisions to reduce reimbursement for cancer care are currently included in Medicare prescription drug legislation being considered by Congress. Separate bills passed by the House and Senate would significantly reduce the amount that Medicare reimburses oncologists for pharmaceutical products by reducing reimbursement from an amount based on average wholesale price (AWP) to reimbursement based on average sales price to providers or acquisition cost for providers. Differences in the bills are scheduled to be resolved in the conference committee process during late summer and fall.

Additionally, yesterday’s edition of the New York Times reported that the Centers for Medicare & Medicaid Services intends to introduce new rules that would propose various options for reducing Medicare reimbursement for cancer drugs. The options include reducing reimbursement to AWP minus 15 percent, matching Medicare reimbursement to private reimbursements or reimbursing for pharmaceuticals based on a government survey measuring the prices generally available to providers.

US Oncology recognizes that the reimbursement environment has historically been an area of significant risk for the company. At this time, the ultimate outcome of the Medicare reform debate remains unclear. However, the reduction in Medicare reimbursement could materially and adversely affect the company’s business.

“We are continuing our efforts to inform members of Congress about the need for balanced reimbursement reform to ensure patient access to high-quality, community-based cancer care,” said Ross.

Until such a time as there is more clarity regarding the outcome of the current reimbursement reform debate, it is not possible to provide specific guidance for the company that tries to account for the impact of potential changes to the current reimbursement model.

In the meantime, assuming stable reimbursement, the company expects 2003 year-over-year growth in EBITDA of approximately 8 to 12 percent and earnings-per-share growth of approximately 15 to 20 percent, both excluding unusual charges.

The company’s growth expectations are based upon a stabilized operating platform, an expectation that charges relating to additional transition activities will be limited, and management’s belief that development activities will increase over the remainder of the year.

In addition, US Oncology’s expectation of earnings-per-share growth includes the effect of the company’s completed stock repurchases as of the end of the second quarter of 2003, the impact of depreciation of the assets in the company’s leasing facility (which was brought onto the company’s balance sheet as of Dec. 31, 2002) and reduced amortization expense due to the company’s previously recorded impairment of intangible assets. These estimates are forward-looking statements, subject to uncertainty. Investors should refer to the company’s cautionary advice regarding forward-looking statements appearing elsewhere in this news release and in the company’s filings with the Securities and Exchange Commission.

Financial Exhibits

Exhibits – including key operating statistics, financial statements, reconciliation of selected financial data and financial discussion – are included in this news release.

Conference Call

US Oncology will host a conference call for investors Thursday, Aug. 7 at 9 a.m., CDT. Investors are invited to access the call at 1-877-615-1716 and reference password “US Oncology.” A replay of the call will be available through Aug. 21 at 1-800-642-1687. The conference call also can be accessed via Web cast. Details of the Web cast are available at www.usoncology.com.

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is America’s premier cancer-care services company. The company provides comprehensive services to a network of affiliated practices – comprised of more than 825 affiliated physicians in over 440 sites, including 76 integrated cancer centers – in 30 states, with the mission of expanding access to and improving the quality of cancer care in local communities. These practices care for approximately 15 percent of the country’s new cancer cases each year. The services the company offers include:

•	Oncology Pharmaceutical Services. The company purchases and manages specialty oncology pharmaceuticals for affiliated practices.

•	Cancer Center Services. The company develops and manages comprehensive, community-based cancer centers for affiliated practices. These centers integrate a comprehensive array of outpatient cancer care services, from chemotherapy and radiation therapy to laboratory and diagnostic radiology.

•	Cancer Research Services. The company facilitates a broad range of cancer research and development activities through its network of affiliated practices.

•	Other Practice Management Services. Under the company’s physician practice management arrangements, it acts as the exclusive manager and administrator of all day-to-day nonmedical business functions connected with affiliated practices.

US Oncology operates with its affiliated practices under three economic models. In its practice-management business, the company generally offers all of the above services under two models: the “earnings model,” in which management fees are based on practice earnings before income taxes; and the “net revenue model,” in which the management fee consists of a fixed fee, a percentage fee of the practice’s net revenues and, if certain performance criteria are met, a performance fee. In certain states, the company’s fee is a fixed fee.

The company also markets its core services under separate agreements through a non-physician management model, the “service line model,” in which each service is offered under a separate contract and the company does not necessarily provide all of the practice management services described above.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements concerning business outlook, reimbursement outlook, expected financial results, business development activities, the benefits of the service line model and all other statements other than statements of historical fact included in this news release are forward-looking statements. Although the company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Matters that could further impact future results and financial condition include reimbursement rates, including in particular, reimbursement for pharmaceutical products, the success of the service line model, transition of existing practices, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the company’s affiliated physician practices. Please refer to the attached financial discussion and the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2002 and subsequent SEC filings, for a more extensive discussion of factors that could cause actual results to differ materially from the company’s expectations.

ONCOLOGY, INC.

Exhibit 1

Key Operating Statistics

($ in millions)

(unaudited)

	Q2 2003	Q2 2002	% Change	YTD 2003	YTD 2002	% Change
Net operating revenue	$626.7	$531.6	17.9%	$1,200.8	$1,032.5	16.3%
Physician compensation	135.3	120.8	12.0%	262.2	230.4	13.8%

Revenue	$491.4	$410.8	19.6%	$938.6	$802.1	17.0%

Physician Summary:
Physician Practice Management (PPM) physicians	776	863	-10.1%	776	863	-10.1%
Service Line physicians	60	8	650.0%	60	8	650.0%

Total physicians	836	871	-4.0%	836	871	-4.0%

Medical Oncology/Hematology:
Medical oncologists	686	676	1.5%	686	676	1.5%
PPM medical oncology visits	609,208	617,635	-1.4%	1,194,894	1,234,848	-3.2%
Other oncologists	37	30	23.3%	37	30	23.3%

Radiation Oncology:
Radiation oncologists	113	126	-10.3%	113	126	-10.3%
Radiation treatments per day	2,584	2,535	1.9%	2,606	2,561	1.8%
Total cancer centers	76	77	-1.3%	76	77	-1.3%

Imaging/Diagnostics:
Diagnostic radiologists	—	39	-100.0%	—	39	-100.0%
PET installations	2	—	N/A	4	1	300.0%
Total PET installations	19	13	46.2%	19	13	46.2%
PET scans	4,752	3,088	53.9%	8,963	6,012	49.1%
New patients enrolled in research studies	951	766	24.2%	1,856	1,614	15.0%
Days sales outstanding	43	48	-10.4%	43	48	-10.4%

US ONCOLOGY, INC.

Exhibit 2

Consolidated Income Statement

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue (1)	$491,412	$410,819	$938,622	$802,104
Operating expenses:
Pharmaceuticals and supplies	281,326	214,220	527,954	411,815
Field compensation and benefits	89,545	86,192	177,438	172,293
Other field costs	51,785	46,402	98,743	94,261
General and administrative	16,365	15,708	31,941	29,270
Depreciation and amortization	18,966	18,347	37,779	36,218
Impairment, restructuring and other charges	—	39,268	—	39,973

	457,987	420,137	873,855	783,830
Income(loss) from operations	33,425	(9,318)	64,767	18,274
Other income (expense):
Interest expense, net (1)	(4,952)	(6,121)	(10,084)	(11,563)
Loss on early extinguishment of debt (1)	—	—	—	(13,633)

Income(loss) before income taxes	28,473	(15,439)	54,683	(6,922)
Income taxes	(10,820)	5,867	(20,780)	2,630

Net income(loss)	$17,653	$(9,572)	$33,903	$(4,292)

Net income(loss) per share—basic	$0.19	($0.10)	$0.37	($0.04)

Net income(loss) per share—diluted	$0.19	($0.10)	$0.36	($0.04)

Net income per share, excluding unusual charges (2)—basic and diluted	$0.19	$0.15	$0.36	$0.29

Shares used in per share calculations—basic	91,358	99,539	92,165	99,694
Shares used in per share calculations—diluted	93,017	99,539	93,825	99,694
(1)	Certain previously reported financial information for 2002 has been reclassified to conform to the current presentation. Interest income of $220 for the first six months of 2002 has been reclassified from revenue to interest expense, net and extraordinary loss on early extinguishment of debt of $13,633 has been reclassified to other income (expense).
(2)	See Reconciliation of Selected Financial Data on Exhibit 5 for calculations.

US ONCOLOGY, INC.

Exhibit 3

Condensed Consolidated Statement of Cash Flows

($ in thousands)

(unaudited)

	Six Months Ended June 30,
	2003	2002
Net cash provided by operating activities	$116,572	$79,830

Cash flows from investing activities:
Acquisition of property and equipment	(39,452)	(27,995)

Net cash used in investing activities	(39,452)	(27,995)

Cash flows from financing activities
Proceeds from Credit Facility	—	24,500
Repayment of Credit Facility	—	(24,500)
Proceeds from senior subordinated notes	—	175,000
Repayment of senior secured notes	—	(100,000)
Repayment of other indebtedness	(14,728)	(11,913)
Purchase of treasury shares	(40,972)	(6,922)
Deferred financing costs	—	(7,449)
Cash payments in lieu of stock issuance	(710)	—
Premium payment upon early extinguishment of debt	—	(11,731)
Proceeds from exercise of stock options	895	2,224

Net cash provided from (used in) financing activities	(55,515)	39,209

Increase in cash and equivalents	21,605	91,044

Cash and equivalents:
Beginning of period	75,029	—

End of period	$96,634	$91,044

Certain previously reported financial information for 2002 has been reclassified to conform to the current year presentation.

US ONCOLOGY, INC.

Exhibit 4

Condensed Consolidated Balance Sheet

(unaudited)

	June 30, 2003	December 31, 2002
ASSETS

Current assets:
Cash and equivalents	$96,634	$75,029
Accounts receivable	276,775	281,560
Other receivables	41,228	42,363
Prepaids and other current assets	23,307	20,134
Inventories	15,648	31,371
Due from affiliates	46,323	47,583

Total current assets	499,915	498,040

Property and equipment, net	337,238	327,558
Service agreements, net	246,320	252,720
Due from affiliates, long-term	—	7,708
Deferred income taxes	30,992	43,214
Other assets	24,863	25,166

Total assets	$1,139,328	$1,154,406

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$81,184	$15,363
Accounts payable	140,909	163,009
Due to affiliates	63,137	32,877
Accrued compensation costs	18,471	25,417
Income taxes payable	20,172	20,441
Other accrued liabilities	42,297	36,379

Total current liabilities	366,170	293,486

Long-term indebtedness	191,493	272,042

Total liabilities	557,663	565,528

Minority interests	9,438	10,338
Stockholders’ equity	572,227	578,540

Total liabilities and stockholders’ equity	$1,139,328	$1,154,406

Certain reclassifications have been made to the previously reported 2002 amounts to conform to the current year presentation.

US ONCOLOGY, INC.

Exhibit 5

Reconciliation of Selected Financial Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net Income / EPS before unusual charges (1)
Income(loss) before income taxes	$28,473	$(15,439)	$54,683	$(6,922)
Unusual charges (1)	—	39,268	—	53,606

Income before income taxes and unusual charges	28,473	23,829	54,683	46,684
Tax rate	38.0%	38.0%	38.0%	38.0%

Net income before unusual charges	$17,653	$14,774	$33,903	$28,944

Weighted average shares outstanding—diluted	93,017	99,539	93,825	99,694

EPS before unusual charges	$0.19	$0.15	$0.36	$0.29

EBITDA / Field EBITDA before unusual charges (1)
Income before income taxes and unusual charges	$28,473	$23,829	$54,683	$46,684
Depreciation expense	14,744	12,123	29,154	24,536
Amortization expense	4,222	6,224	8,625	11,682
Interest expense	4,952	6,121	10,084	11,563

EBITDA before unusual charges	52,391	48,297	102,546	94,465
General & administrative expenses	16,365	15,708	31,941	29,270
Physician compensation	135,293	120,823	262,211	230,420

Field EBITDA before unusual charges	$204,049	$184,828	$396,698	$354,155

(1) Unusual charges include impairment and restructuring costs of $39,268 and $705 in Q2 2002 and Q1 2002, respectively, and loss on early extinguishment of debt of $13,633 in Q1 2002.

US ONCOLOGY, INC.

Exhibit 5

Reconciliation of Selected Financial Data

(unaudited)

(continued)

In this news release, we use certain measurements of our performance that are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures are derived from relevant items in our GAAP financials. A reconciliation of the non-GAAP measure to our income statement is included in this report.

Management believes that the non-GAAP measures we use are useful to investors, since they can provide investors with additional information that is not directly available in a GAAP presentation. In all events, these non-GAAP measures are not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us. The following is a discussion of these non-GAAP measures.

“Net operating revenue” is our revenue, plus amounts retained by our affiliated physicians under the PPM model. We believe net operating revenue is useful to investors as an indicator of the overall performance of our network, since it represents the total revenue of all of our PPM practices, without taking into account what portion of that is retained as physician compensation. In addition, by comparing trends in net operating revenue to trends in our revenue, investors are able to assess the impact of trends in physician compensation on our overall performance.

“Net patient revenue” is the net revenue of our affiliated practices under the PPM model for services rendered to patients by those affiliated practices. Net patient revenue will also include the net revenue relating to radiation operations of practices that enter into our cancer center services agreement. Net patient revenue is the largest component (93.2% in the first six months of 2003) of net operating revenue. It is a useful measure because it gives investors a sense of the overall operations of our PPM network and other business lines in which our revenue is derived from payments for medical services to patients and in which we are responsible for billing and collecting such amounts.

“EBITDA” is earnings before interest, taxes, depreciation and amortization, loss on early extinguishment of debt, and impairment, restructuring and other charges. We believe EBITDA is a commonly applied measurement of financial performance. We believe EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that we do not believe relate directly to operations – such as depreciation and amortization, which are typically based on predetermined asset lives, and thus not indicative of operational performance, or that are subject to variations that are not caused by operational performance – such as tax rates or interest rates. EBITDA is a key tool used by management in assessing our business performance both as a whole and with respect to individual sites or product lines.

“Field EBITDA” is EBITDA plus physician compensation and corporate general and administrative expenses. Like net operating revenue, Field EBITDA provides an indication of our overall network operational performance, without taking into account the effect of physician compensation and corporate general and administrative expense.

FINANCIAL DISCUSSION

Introduction

The following discussion should be read in conjunction with the financial statements and other financial information appearing elsewhere in this news release. In addition, see “Forward-Looking Statements and Risk Factors” included in our Annual Report on Form 10-K for 2002 and subsequent filings with the Securities and Exchange Commission (SEC).

General

We provide comprehensive services to our network of affiliated practices, made up of more than 825 affiliated physicians in over 440 sites, with the mission of expanding access to and improving the quality of cancer care in local communities and advancing the delivery of care. The services we offer include:

•	Medical Oncology Services. We provide oncology pharmaceutical services and other practice management services to medical oncologists.

-	Oncology Pharmaceutical Services. We purchase and manage specialty oncology pharmaceuticals for our affiliated practices. We are responsible for purchasing, delivering and managing $1 billion of pharmaceuticals annually through a network of 42 licensed pharmacies, 121 pharmacists and 250 pharmacy technicians.

-	Other Practice Management Services. Under our physician practice management arrangements, we act as the exclusive manager and administrator of all day-to-day non-medical business functions connected with our affiliated medical oncology practices. As such, we are responsible for billing and collecting for medical oncology services, physician recruiting, data management, accounting, systems, and capital allocation to facilitate growth in practice operations.

•	Cancer Center Services. We develop and manage comprehensive, community-based cancer centers that integrate a broad array of outpatient cancer care services, from laboratory and diagnostic radiology capabilities to chemotherapy and radiation therapy. We have developed and operate 76 integrated community-based cancer centers and manage over one million square feet of medical office space. We have installed and manage 19 Positron Emission Tomography (PET) units and 102 Linear Accelerators, as well as 51 Computerized Axial Tomography (CT) units.

•	Cancer Research Services. We facilitate a broad range of cancer research and development activities through our network. We contract with pharmaceutical and biotechnology firms to provide a comprehensive range of services relating to clinical trials. We currently manage 74 clinical trials, supported by our network of over 300 participating physicians in more than 170 research locations.

We offer these services through two business models, the Physician Practice Management (“PPM”) model, under which we provide all of the above services under a single contract with a single fee based on overall practice performance, and the “service line model,” under which practices contract with us to purchase certain of the above services, each under a separate contract, with a separate fee methodology for each service.

Under the PPM model, we are reimbursed for all expenses and receive a fee generally based on one of two models. Under some agreements, the fees are based on practice earnings before taxes – known as the “earnings model,” subject to reductions in our fees for exceeding return on capital thresholds. In others, the fee consists of a fixed fee, a percentage of the practice’s revenues (in most states) and, if certain performance criteria are met, a performance fee – known as the “net revenue model.” Under the net revenue model, the practice is entitled to retain a fixed portion of its net revenue before any service fee is paid, provided that all operating expenses have been reimbursed. In certain states our fee is a fixed fee.

Our “service line model,” which we are offering to practices outside of our existing PPM network, allows oncology practices to obtain our services without entering into comprehensive service agreements that would call for our involvement in all business aspects of their day-to-day operations. Instead, physician practices are able to purchase only some of our services (such as pharmacy services), as their needs warrant. Under this service line structure, we do not pay consideration to physicians in new markets to acquire the non-medical assets of their practices.

We have organized the company in three divisions, and manage and operate our business under distinct service lines. This report includes segment financial information that reflects a division of our existing PPM operations into the various service line offerings in the PPM relationship. As we enter into new service line model agreements, we will report revenue from those agreements in the appropriate segment.

Under the service line model, we are offering physician groups three service lines, each with a separate agreement. Those agreements are structured as follows:

Oncology Pharmaceutical Services. The oncology pharmaceutical services service line combines all of our core competencies and service offerings related to oncology drugs into a single, coordinated business division. The division provides a comprehensive, integrated solution to all of the drug needs of an oncology practice, from purchasing drugs and supplies to mixing and managing drugs for infusion, to post-use evaluation and data aggregation. We offer a variety of contract options under which practices may contract to purchase only selected services under this service line, with an option to upgrade to a fully integrated pharmacy solution. We also act as a group purchasing organization and will receive a fee from pharmaceutical manufacturers for this service, as well as for providing data and informational services to pharmaceutical companies.

Cancer Center Services. We agree to develop outpatient cancer centers under development agreements and leases with physician practices. Under the leases, we expect to receive our economic costs of the property. In addition, we provide management services and expect to receive an additional fee of 30% of net earnings from radiation and diagnostic operations, subject to adjustments.

Cancer Research Services. We contract with pharmaceutical companies and others needing research services on a per trial basis. Our contracts with physician groups outline the terms of access to clinical trials and provide for research related services. We will pay physicians for each trial based on economic considerations relating to that trial.

Current Reimbursement Issues

On June 27, 2003, the United States House of Representatives and Senate each passed legislation establishing prescription drug coverage for Medicare beneficiaries. Oncology drugs are currently among the few drugs covered by Medicare for outpatients. The two bills include different provisions to reform the current system of reimbursement for oncology drugs, which is based on average wholesale price (AWP).

Under the House bill, physicians would be reimbursed for cancer drugs by choosing either to write a prescription to a third party contractor who would then ship the drug to the doctor, or to submit a claim to Medicare as they currently do and be reimbursed at a reduced amount based on average sales price.

The Senate bill provides for physicians to be reimbursed for chemotherapy drugs at AWP minus 15% initially, which amount would be reduced over time to a survey-based approximation of acquisition cost of the drugs. Each of the bills includes a provision for increasing payments for other practice expenses. However, as adopted, we do not believe that either bill contemplates an adequate adjustment in those payments.

The net result of either one of these bills, as passed, would be the removal of hundreds of millions of dollars each year from the cancer care system in this country, which could, in turn, adversely affect physician practices’ ability to provide chemotherapy services. Indeed, in a recent survey conducted by the American Society for Clinical Oncology (ASCO), nearly one-fifth of oncologists surveyed said that they would stop treating Medicare patients entirely if either of the Medicare bills became law. In addition, according to the ASCO survey, large numbers of physicians would be forced to limit clinical trial activities and research in their offices, and many older physicians stated that they would simply retire from practicing medicine. Perhaps most alarming is that 73% of those physicians surveyed said that they would send Medicare chemotherapy patients to a hospital instead of treating them in the more convenient, lower-cost outpatient setting. It is unclear that hospitals would be able to deal with this influx of new patients.

Additionally, yesterday’s edition of the New York Times reported that the Centers for Medicare & Medicaid Services intends to introduce new rules that would propose various options for reducing Medicare reimbursement for cancer drugs. The options include reducing reimbursement to AWP minus 15%, matching Medicare reimbursement to private reimbursements or reimbursing for pharmaceuticals based on a government survey measuring prices generally available to providers.

We remain committed to maintaining a voice in Washington and will continue to advocate a sensible, balanced approach to reimbursement reform. While we agree that Congress must act to control rising drug costs, we believe that it is imprudent to do so by compromising the outpatient cancer care delivery system, which now treats 80% of the Americans who are battling this devastating disease. We have supported a balanced reform that would cap increases in pharmaceutical payments by Medicare, while increasing payment for practice expenses, in order to preserve a sustainable outpatient care system for Medicare patients.

Forward-looking Statements and Risk Factors

The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (i) certain statements, including possible or assumed future results of operations or the likely outcome of reimbursement reform, (ii) any statements contained herein regarding the prospects for any of our business or services and our development activities relating to the service line model, cancer centers and PET installations; (iii) any statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans” or similar expressions; and (iv) other statements contained herein regarding matters that are not historical facts.

US Oncology’s business and results of operations are subject to risks and uncertainties, many of which are beyond the Company’s ability to control or predict. Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors are cautioned not to place undue reliance on such statements, which speak only as of the date thereof. Factors that could cause actual results to differ materially include, but are not limited to, reimbursement rates for pharmaceutical products, the success of the service line model, transition of existing practices, our ability to attract and retain additional physicians and practices under the service line model, expansion into new markets, our ability to develop and complete cancer centers and PET installations, our ability to maintain good relationships with our affiliated practices, our ability to recover the cost of our investment in cancer centers, government regulation and enforcement (and the related impact of qui tam suits), reimbursement for healthcare services, particularly including reimbursement for pharmaceuticals, changes in cancer therapy or the manner in which cancer care is delivered, drug utilization, our ability to create and maintain favorable relationships with pharmaceutical companies and other suppliers, and the operations of the Company’s affiliated physician groups. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent filings with the SEC, particularly the section entitled “Risk Factors,” for a more detailed discussion of certain of these risks and uncertainties.

In addition to the Risk Factors discussed and referenced above, investors should consider the following additional risks.

Legislation pending in the United States Congress could have a material adverse effect on our business.

On June 27, 2003, the United States Senate and House of Representatives passed bills providing for a broad prescription drug benefit under Medicare. Each of those bills would also change the way in which oncologists are reimbursed for oncology pharmaceuticals under Medicare and lead to significant reductions in that reimbursement. The bills are now before a conference committee of the House and Senate, which must agree on a single, negotiated bill in order for legislation to be enacted.

Currently, drugs used by oncologists are among the few drugs covered by Medicare for outpatients. Providers are reimbursed for drugs based on the Average Wholesale Price (AWP) of the drugs. AWP is determined by third-party information services using data furnished by pharmaceutical companies or market surveys. Cancer care providers are reimbursed by Medicare for pharmaceuticals themselves and the costs of administration, with the bulk of reimbursement being for the drugs themselves. Typically, providers acquire drugs at prices that are less than AWP. Accordingly, the reimbursement received from Medicare by providers for dispensing many pharmaceuticals exceeds the cost of the pharmaceuticals themselves. However, there are many other costs of administration, such as supplies, nursing time, storage and preparation of drugs, financial counseling, bad debt, psychological and social services, capital costs, occupancy costs, and other costs, that are not covered or not adequately reimbursed by Medicare reimbursement for drug administration. Providers rely on drug reimbursement to be able to fund these other aspects of care for which Medicare reimbursements are substantially less than actual expenses and to support the outpatient cancer care delivery system.

During 2002, approximately $1.3 billion in net operating revenue, out of a total of $2.1 billion, was attributable to amounts paid by all payors to US Oncology affiliated physicians for pharmaceuticals. Approximately 41% of net patient revenue of our PPM practices is derived from Medicare, those practices’ largest payor.

The bill passed by the House would require physicians to either purchase oncology drugs for Medicare patients through third-party vendors and receive no reimbursement or continue billing for the drugs at significantly reduced rates. The Senate bill mandates a significant reduction in government reimbursement by initially paying at AWP minus 15%, with further reductions to reimbursement based on “an approximation of acquisition cost” rather than AWP. Each of these bills would result in a significant reduction in the amount that Medicare reimburses cancer care providers for chemotherapy drugs. Although both bills contemplate an assessment by the Centers for Medicare and Medicaid Services (CMS) of what increases in other oncology reimbursement would be required to preserve the oncology delivery system, it is unclear whether these assessments will yield adequate adjustments.

Additionally, yesterday’s edition of the New York Times reported that the Centers for Medicare & Medicaid Services intends to introduce new rules that would propose various options for reducing Medicare reimbursement for cancer drugs. The options include reducing reimbursement to AWP minus 15%, matching Medicare reimbursement to private reimbursements or reimbursing for pharmaceuticals based on a government survey measuring prices generally available to providers.

We believe that any significant reduction in reimbursement for pharmaceuticals without a sufficient increase in rates of reimbursement for other oncology services could significantly compromise the ability of cancer care providers to continue to administer drugs in an outpatient setting. To the extent cancer care providers are able to continue to provide full range medical oncology services in the outpatient setting, such a change could nevertheless have a material adverse effect on the financial results of cancer care providers, which in turn would adversely affect our results of operations, financial condition and prospects.

It is impossible to determine at this time what legislation, if any, will ultimately be adopted. The proposed cancer reimbursement changes are part of much larger bills, with numerous factors impacting their likelihood of passage. Several of the fundamental aspects of the bills, such as how third-party vendors will be selected and priced, how average sales price will be determined, or how other reimbursement will increase, also remain largely undefined. These issues apply equally to the CMS proposal. It is also our experience that changes in Medicare reimbursement often lead to corresponding changes in reimbursement from other payors, although it is not possible for us to assess the likelihood and extent of such impact on other, non-governmental payors. Finally, many of our management services agreements with PPM practices include a clause requiring renegotiation of their terms upon certain materially adverse changes in governmental reimbursement or regulation. In the event such clauses were triggered by any reimbursement change, our network and results of operations would be subject to even greater uncertainty.

For these reasons, we cannot at this time assess what the likely impact of the pending legislation will be. However, regardless of what is ultimately adopted, continued uncertainty surrounding Medicare reimbursement will have an adverse impact on our business operations and markets for our securities. Furthermore, as we have previously stated, there is a possibility that changes that are ultimately adopted could have a material adverse effect on outpatient cancer care in this country and on our financial condition, results of operations and business prospects. Adverse effects could include an inability to maintain or expand our network, additional impairments of service agreements and other long-term assets, inability to access capital, significantly reduced earnings and a significantly depressed share price.

Apending Congressional inquiry could harm our business.

We have been asked to furnish certain information regarding pharmaceutical purchasing and usage by our network in connection with the House of Representatives’ Energy and Commerce Committee’s investigation into reimbursement of oncology pharmaceuticals under the Medicaid program. We are in the process of assisting the committee with its investigation.

The committee’s inquiry does not constitute a formal allegation of illegality or wrongdoing by us. We understand that the inquiry is part of a broader inquiry of pharmaceutical practices under Medicaid generally and that requests for information have been sent to numerous pharmaceutical companies, oncology-based group purchasing organizations, distributors and state governors, as well as US Oncology. The investigation deals with Medicaid reimbursements, which constitute less than 3% of our network’s net patient revenue. However, we cannot assure you as to what course the investigation may ultimately take, or whether its scope will be expanded or its focus narrowed.

The cautionary statements contained or referred to herein should be considered in connection with any written or oral forward-looking statements that may be issued by US Oncology or persons acting on its behalf. US Oncology does not undertake any obligation to release any revisions to or to update publicly any forward-looking statements to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, including those related to service agreements, accounts receivable, reimbursement, pharmaceutical rebates, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from those estimates under different assumptions or conditions. In addition, as circumstances change, we may revise the basis of our estimates accordingly. For example, in the past we have recorded unusual charges to reflect revisions in our valuations of accounts receivable as a result of actual collections patterns or a sale of accounts receivable. We maintain decentralized billing systems and continue to upgrade and modify those systems. We take this into account as we continue to evaluate receivables and record appropriate reserves, based upon the risks of collection inherent in such a structure. In the event subsequent collections are higher or lower than our estimates, results of operations in subsequent periods could be either positively or negatively impacted as a result of such prior estimates.

Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated condensed financial statements. These critical accounting policies include our policy of non-consolidation, revenue recognition (including calculation of physician compensation), general estimates of accruals, including accruals relating to accounts receivable, and intangible asset amortization and impairment. Please refer to the “Critical Accounting Policies” section of our Annual Report on Form 10-K for the year ended December 31, 2002 for a more detailed discussion of such policies.

Discussion of Non-GAAP Information

In this report, we use certain measurements of our performance that are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures are derived from relevant items in our GAAP financials. A reconciliation of the non-GAAP measure to our income statement is included in this report.

Management believes that the non-GAAP measures we use are useful to investors, since they can provide investors with additional information that is not directly available in a GAAP presentation. In all events, these non-GAAP measures are not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us. The following is a discussion of these non-GAAP measures.

“Net operating revenue” is our revenue, plus amounts retained by our affiliated physicians. We believe net operating revenue is useful to investors as an indicator of the overall performance of our network, since it represents the total revenue of all of our PPM practices, without taking into account what portion of that is retained as physician compensation. In addition, by comparing trends in net operating revenue to trends in our revenue, investors are able to assess the impact of trends in physician compensation on our overall performance.

“Net patient revenue” is the net revenue of our affiliated practices under the PPM model for services rendered to patients by those affiliated practices. Net patient revenue will also include the net revenue relating to radiation operations of practices that enter into our cancer center services agreement. Net patient revenue is the largest component (93.2% in the first six months of 2003) of net operating revenue. It is a useful measure because it gives investors a sense of the overall operations of our PPM network and other business lines in which our revenue is derived from payments for medical services to patients and in which we are responsible for billing and collecting such amounts.

“EBITDA” is earnings before interest, taxes, depreciation and amortization, loss on early extinguishment of debt and impairment, restructuring and other charges. We believe EBITDA is a commonly applied measurement of financial performance. We believe EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that we do not believe relate directly to operations – such as depreciation and amortization, which are typically based on predetermined asset lives, and thus not indicative of operational performance, or that are subject to variations that are not caused by operational performance – such as tax rates or interest rates. EBITDA is a key tool used by management in assessing our business performance both as a whole and with respect to individual sites or product lines.

“Field EBITDA” is EBITDA plus physician compensation and corporate general and administrative expenses. Like net operating revenue, Field EBITDA provides an indication of our overall network operational performance, without taking into account the effect of physician compensation and corporate general and administrative expense.

Results of Operations

The Company was affiliated (including under the service line) with the following number of physicians by specialty:

	June 30,
	2003	2002
Medical oncologists	686	676
Radiation oncologists	113	126
Other oncologists	37	30

Total oncologists	836	832
Diagnostic radiologists	—	39

Total physicians	836	871

The Company was affiliated with the following number of physicians by business model:

	June 30,
	2003	2002
PPM	776	851
Service line	60	20

	836	871

Subsequent to June 30, 2003, we have converted one net revenue practice with 16 physicians to the service line, and we have affiliated with three additional practices, bringing to 760 and 90, our total physicians affiliated under the PPM model and service line, respectively.

The following table sets forth the change in the number of physicians affiliated with the Company:

	Three Months Ended June 30,		Six Months EndedJune 30,
	2003	2002	2003	2002
Affiliated physicians, beginning of period	885	867	884	868
Physician practice affiliations	4	11	17	11
Recruited physicians	11	12	20	19
Physician practice separations	(52)	—	(62)	—
Retiring/Other	(12)	(19)	(23)	(27)

Affiliated physicians, end of period	836	871	836	871

The following table sets forth the number of cancer centers and PET units managed by the Company:

	June 30,
	2003	2002
Cancer centers	76	77
PET units	19	13

The following table sets forth the key operating statistics as a measure of the volume of services provided by our PPM practices:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Medical oncology visits	609,208	617,635	1,194,894	1,234,848
Radiation treatments	165,358	162,259	330,928	325,270
Radiation treatments per day	2,584	2,535	2,606	2,561
PET scans	4,752	3,088	8,963	6,012
New patients enrolled in research studies	951	766	1,856	1,614

Net Operating Revenue. Net operating revenue includes three components – net patient revenue, service line revenue and our other revenue:

•	Net patient revenue. We report net patient revenue for those business lines under which our revenue is derived from payments for medical services to patients and we are responsible for billing those patients. Currently, net patient revenue consists of patient revenue of affiliated practices under the PPM model. Net patient revenue also will include revenues of practices that enter into service line agreements for Cancer Center Services.

•	Service line revenue. Revenues from pharmaceutical services rendered by us under our Oncology Pharmaceutical Services service line agreement.

•	Other revenue. Other revenue includes revenue from pharmaceutical research, informational services and activities as a group purchasing organization.

The following table shows the components of our net operating revenue for the three and six months ended June 30, 2003 and 2002 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net patient revenue	$577,855	$515,377	$1,118,997	$998,567
Service line revenue	31,688	1,556	48,118	1,556
Other revenue	17,162	14,709	33,718	32,401

Net operating revenue	$626,705	$531,642	$1,200,833	$1,032,524

Net patient revenue is recorded when services are rendered based on established or negotiated charges reduced by contractual adjustments and allowances for doubtful accounts and other risks of collection. Differences between estimated contractual adjustments and final settlements are reported in the period when final settlements are determined and may result in either increases or decreases in revenues. Net operating revenue is reduced by amounts retained by the practices under our PPM service agreements to arrive at the amount we report as revenue in our financial statements.

The following table shows our net operating revenue by segment for the three and six months ended June 30, 2003 and 2002 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Oncology pharmacy management services	$295,753	$224,952	$558,540	$430,584
Other practice management services	231,550	213,335	449,431	414,636

Medical oncology services	527,303	438,287	1,007,971	845,220
Cancer center services	83,164	78,509	162,456	156,244
Other segment revenue	16,238	14,846	30,406	31,060

	$626,705	$531,642	$1,200,833	$1,032,524

Our medical oncology net operating revenue comprises (i) our oncology pharmaceutical services revenue, which represents the revenue attributable to our providing drugs to medical oncologists under either the PPM model or the service line model, plus (ii) our other practice management services revenue, since our practice management services revenue is derived from providing services to medical oncologists. When we announced the introduction of our service line model in the fall of 2001, we offered all of our currently affiliated PPM practices the opportunity to terminate their PPM agreements and instead obtain our services under the service line model. To calculate the amount of oncology pharmaceutical services revenue we derive from practices under the PPM Model, we assume that those practices purchase pharmaceuticals through us on the terms offered to such practices in connection with such conversion.

Our other practice management services revenue is derived solely from medical oncologists, so a portion of that revenue is attributable to revenues derived from pharmaceuticals, since our PPM agreements include management fees based on overall practice performance. Any change in reimbursement that adversely impacts medical oncologists’ financial results would adversely impact our other practice management services revenue, particularly under the net revenue model, and may impact our oncology pharmaceutical services revenue under the service line model. During 2002, approximately $1.3 billion in net operating revenue, out of a total of $2.1 billion, was attributable to amounts paid by payors to physicians for pharmaceuticals. We believe the portion of this amount paid for services relating to pharmaceuticals, rather than the drugs themselves, is inadequate.

Revenue attributable to services provided in connection with radiation oncology and diagnostic radiology under either the PPM model or the service line model appears as cancer center services revenue.

Medical oncology net operating revenue increased from $845.2 million in the first six months of 2002 to $1,008.0 million in the first six months of 2003, an increase of $162.8 million or 19.3%. Medical oncology net operating revenue increased from $438.3 million in the second quarter of 2002 to $527.3 million for the second quarter of 2003, an increase of $89.0 million or 20.3%. The growth in medical oncology revenue is primarily attributable to the use of a small number of new pharmaceutical products and additional supportive care drugs, rather than increased patient volume. During the second quarter of 2003, medical oncology visits decreased by 1.4% compared to the same prior year period as a result of PPM practice disaffiliations since June 30, 2002, representing 31 medical oncologists, and conversions to the service line model, representing 34 medical oncologists, since service line model visits are not included in our patient volume statistics. Same practice medical oncology visits for the second quarter of 2003 increased 7.6% over the same prior year period. Also contributing to the increase in medical oncology revenue for the second quarter of 2003 is an increase in service line revenue of $30.1 million and increased group purchasing organization revenues of $0.9 million as compared to the comparable prior year quarter. In addition to conversions, since June 30, 2002 and through June 30, 2003, we have entered into service line agreements with four medical oncology practices, representing 18 physicians.

Cancer center services net operating revenue increased from $156.2 million in the first six months of 2002 to $162.5 million in the first six months of 2003, an increase of $6.2 million, or 4.0%. Cancer center services net operating revenue increased from $78.5 million in the second quarter of 2002 to $83.2 million for the second quarter of 2003, an increase of $4.7 million, or 5.9%. Such increases are attributable to increased radiology revenue from PET services and to an increase in radiation oncology revenue. PET scans increased from 3,088 in the second quarter of 2002 to 4,752 in the second quarter of 2003, an increase of 53.9%. The increase in the number of PET scans is attributable to our opening six PET units since June 30, 2002, as well as growth of 24.0% in the number of scans on the thirteen PET units that were operational during the second quarter of 2002. Radiation treatments increased from 162,259 in the second quarter of 2002 to 165,358 in the second quarter of 2003, or 1.9%. Since June 30, 2002, we have disaffiliated with four radiation oncology practices with operations in five cancer centers. In addition, we have opened five cancer centers and closed two centers since the second quarter of 2002. Same practice radiation treatments increased from 152,196 in the second quarter of 2002 to 157,100 in the second quarter of 2003, or 3.2%. We currently have nine cancer centers and four PET installations in various stages of development. Partially offsetting the increases in PET and radiation oncology is a decrease in diagnostic revenue resulting from our sale of technical radiology assets during the second quarter of 2002.

Other segment net operating revenue decreased from $31.1 million in the first six months of 2002 to $30.4 million in the first six months of 2003, a decrease of $0.7 million, or 2.1%. Other segment net operating revenue increased from $14.8 million in the second quarter of 2002 to $16.2 million for the second quarter of 2003, an increase of $1.4 million, or 9.4%. The increase is primarily attributable to a 24.2% growth in new patients enrolled in research studies in the second quarter as compared to the second quarter of 2002.

During the second quarter of 2003, 92.4% of our net operating revenue was derived from practices under the PPM model as of June 30, 2003. The following table shows the amount of operating revenue we derived under each type of service agreement at the end of the respective period for the three and six months ended June 30, 2003 and 2002 (in thousands):

	Three Months Ended June 30, 2003		Three Months Ended June 30, 2002		Six Months Ended June 30, 2003		Six Months Ended June 30, 2002
	Revenue	%	Revenue	%	Revenue	%	Revenue	%
Earnings model	$417,720	66.7	$331,590	62.4	$801,034	66.7	$643,788	62.4
Net revenue model	161,124	25.7	192,048	36.1	318,509	26.5	370,775	35.9
Service line model	31,688	5.0	1,556	0.3	48,118	4.0	1,556	0.1
Other	16,173	2.6	6,448	1.2	33,172	2.8	16,405	1.6

	$626,705	100.0	$531,642	100.0	$1,200,833	100.0	$1,032,524	100.0

Since the beginning of 2001 and through June 30, 2003, eighteen practices accounting for 27.0% of net operating revenue in 2002 have converted from the net revenue model to the earnings model.

The following table indicates the number of practices on each model as of June 30 for each of 2002 and 2003 and as of December 31, 2002:

	June 30, 2003	December 31, 2002	June 30, 2002
Earnings model	26	25	23
Net revenue model	12	12	14
Service line model	11	7	4

During the first quarter of 2003, we transitioned one net revenue model practice to the service line model and one net revenue model practice to the earnings model, and disaffiliated from ten physicians who had practiced at the group that converted to the earnings model. We also commenced operations at two new practices under the service line model.

During the second quarter of 2003, we commenced operations at one new service line practice and disaffiliated with a radiology group consisting of 39 physicians accounting for $11.4 million of our net operating revenue for the first six months of 2003.

Effective July 1, 2003, we converted the medical oncology portion of a net revenue model practice, which accounted for $24.8 million of our net operating revenue for the first six months of 2003 to the service line model. That practice’s six radiation oncology physicians disaffiliated during the second quarter.

Revenue. Our revenue is net operating revenue, less the amount retained by our affiliated physician practices under PPM service agreements.

The following presents the amounts included in determination of our revenue for the three and six months ended June 30, 2003 and 2002 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net operating revenue	$626,705	$531,642	$1,200,833	$1,032,524
Amounts retained by practices	(135,293)	(120,823)	(262,211)	(230,420)

Revenue	$491,412	$410,819	$938,622	$802,104

Amounts retained by practices increased from $230.4 million in the first six months of 2002 to $262.2 million in the first six months of 2003, an increase of $31.8 million, or 13.8%. Amounts retained by practices increased from $120.8 million in the second quarter of 2002 to $135.3 million in the second quarter of 2003, an increase of $14.5 million, or 12.0%. Such increase in amounts retained by practices is directly attributable to the growth in net patient revenue combined with the increase in profitability of affiliated practices. Amounts retained by practices as a percentage of net operating revenue decreased from 22.3% to 21.8% for the first six months of 2002 and 2003, respectively, and from 22.7% to 21.6% for the second quarters of 2002 and 2003, respectively. The decrease in amounts retained by practices as a percentage of net operating revenue is attributable to increased revenues under the service line model, reduction in operating margins of our affiliated practices and the conversion of practices to the earnings model.

Revenue increased from $802.1 million for the first six months of 2002 to $938.6 million for the first six months of 2003, an increase of $136.5 million, or 17.0%. Revenue increased from $410.8 million for the second quarter of 2002 to $491.4 million for the second quarter of 2003, an increase of $80.6 million, or 19.6%. Revenue growth was caused by increases in revenues attributable to pharmaceuticals and new service line revenues, and to a lesser extent, an increase in diagnostic and radiation revenues.

The following table shows our revenue by segment for the three and six months ended June 30, 2003 and 2002 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Oncology pharmaceutical management services	$296,319	$225,439	$558,852	$431,692
Other practice management services	121,378	117,753	238,669	234,751

Medical oncology services	417,697	343,192	797,521	666,443
Cancer center services	57,954	54,076	112,259	107,134
Other segment revenue	15,761	13,551	28,842	28,527

	$491,412	$410,819	$938,622	$802,104

Trends in our revenue by segment are caused by the same factors affecting net operating revenue segments and are discussed above.

Medicare is the practices’ largest payor. During the first six months of 2003 and 2002 approximately 41% of the PPM practices’ net patient revenue was derived from Medicare payments. This percentage varies among practices. No other single payor accounted for more than 10% of our revenues in the first six months of 2003 or 2002.

The following table sets forth the percentages of revenue represented by certain items reflected in the Company’s Condensed Consolidated Statement of Operations and Comprehensive

Income. The following information should be read in conjunction with our unaudited condensed consolidated financial statements and notes thereto.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Pharmaceuticals and supplies	57.2	52.1	56.3	51.3
Field compensation and benefits	18.2	21.0	18.9	21.5
Other field costs	10.6	11.3	10.5	11.8
General and administrative	3.3	3.8	3.4	3.6
Impairment, restructuring, and other charges	—	9.6	—	5.0
Depreciation and amortization	3.9	4.5	4.0	4.5

Income (loss) from operations	6.8	(2.3)	6.9	2.3
Interest expense, net	(1.0)	(1.5)	(1.1)	(1.4)
Loss on early extinguishment of debt	—	—	—	(1.7)

Income (loss) before income taxes	5.8	(3.8)	5.8	(0.8)
Income tax benefit (provision)	(2.2)	1.5	(2.2)	0.3

Net income (loss)	3.6%	(2.3)%	3.6%	(0.5)%

Pharmaceuticals and Supplies. Pharmaceuticals and supplies expense, which includes drugs, medications and other supplies used by the practices, increased from $411.8 million in the first six months of 2002 to $528.0 million in the same period of 2003, an increase of $116.1 million, or 28.2%. Pharmaceuticals and supplies expense increased from $214.2 million in the second quarter of 2002 to $281.3 million in the second quarter of 2003, an increase of $67.1 million, or 31.3%. As a percentage of revenue, pharmaceuticals and supplies increased from 51.3% in the first six months of 2002 to 56.3% in the same period in 2003 and from 52.1% in the second quarter of 2002 to 57.2% in the second quarter of 2003. The increase was attributable to a larger portion of our operating revenue being derived from pharmaceuticals, more expensive drugs and to a lesser extent the conversion of four affiliated practices to, and the addition of eight practices in new markets under, the service line model since the beginning of the second quarter of 2002.

As noted above, Congress and CMS are both currently considering significant reductions in Medicare reimbursement for pharmaceuticals. These reductions could increase pharmaceutical costs as a percentage of revenue by reducing revenues without corresponding reduction in the amount pharmaceutical companies charge for the products. Any change in reimbursement methodology could also otherwise adversely affect our ability to control costs or change the way in which pharmaceutical companies price their products.

We expect that third-party payors will continue to negotiate or mandate the reimbursement rates for pharmaceuticals and supplies, with the goal of lowering reimbursement rates, and that such lower reimbursement rates together with shifts in revenue mix may continue to adversely impact our margins with respect to such items. In both regulatory and litigation activity, federal and state governments are focusing on decreasing the amount governmental programs pay for drugs. Current governmental focus on average wholesale price (AWP) as a basis for reimbursement could also lead to a wide-ranging reduction in the reimbursement for pharmaceuticals by both governmental and commercial payors. Commercial and governmental payors also continue to try to implement both voluntary and mandatory programs in which the practice must obtain drugs they administer to patients from a third party and that third party, rather than the practice, receives payment for the drugs directly from the payor, and to otherwise reduce drug expenditures. We continue to believe that single-source drugs, possibly including oral drugs, will continue to be introduced at a rapid pace, thus further negatively impacting margins.

In response to this decline in margin relating to certain pharmaceutical agents, we have developed and are implementing a number of drug management programs which are designed to provide affiliated practices with practical tools for process improvement, cost reduction and decision support in relation to pharmaceuticals. The successful conversion of net revenue model practices to the earnings model and implementation of the service line structure should both also help reduce the impact of the increasing cost of pharmaceuticals and supplies and the effect of reduced levels of reimbursement. In addition, we have numerous efforts under way to reduce the cost of pharmaceuticals by negotiating discounts for volume purchases and by streamlining processes for efficient ordering and inventory control and are assessing other strategies to address this trend. We also continue to seek to expand into areas that are less affected by lower pharmaceutical margins, such as radiation oncology and diagnostic radiology. However, as long as pharmaceuticals continue to become a larger part of our revenue mix as a result of changing treatment patterns (rather than growth of our business), we believe that our overall margins could continue to be adversely impacted. In addition, the pharmacy service line is a lower-margin business than our PPM model. Although we believe it reduces risk in certain respects, to the extent we add additional service line practices under the pharmacy service line, we would expect our overall margin percentages to be adversely impacted.

Field Compensation and Benefits. Field compensation and benefits, which includes salaries and wages of our field-level employees and the practices’ employees (other than physicians), increased from $172.3 million in the first six months of 2002 to $177.4 million in the first six months of 2003, an increase of $5.1 million, or 3.0%. Field compensation and benefits increased from $86.2 million in the second quarter of 2002 to $89.5 million in the second quarter of 2003, an increase of $3.4 million or 3.9%. As a percentage of revenue, field compensation and benefits decreased from 21.5% in the first six months of 2002 to 18.9% in the first six months of 2003, and from 21.0% in the second quarter of 2002 to 18.2% in the second quarter of 2003. The decrease as a percentage of revenue is attributable to pharmaceutical revenues increasing at a more rapid rate than compensation and benefits and the incremental service line revenue in 2003.

Other Field Costs. Other field costs, which consist of rent, utilities, repairs and maintenance, insurance and other direct field costs, increased from $94.3 million in the first six months of 2002 to $98.7 million in the first six months of 2003, an increase of $4.5 million, or 4.8%. Other field costs increased from $46.4 million in the second quarter of 2002 to $51.8 million in the second quarter of 2003, an increase of $5.4 million, or 11.6%. As a percentage of revenue, other field costs decreased from 11.8% in the first six months of 2002 to 10.5% in the first six months of 2003, and from 11.3% in the second quarter of 2002 to 10.6% in the second quarter of 2003. The increase in other field costs is partially attributable to $0.9 million recognized in the second quarter of 2003 in connection with the disaffiliation of a radiology practice consisting of 39 physicians effective July 1, 2003.

General and Administrative. General and administrative expenses increased from $29.3 million in the first six months of 2002 to $31.9 million in the first six months of 2003, an increase of $2.7 million, or 9.1%. General and administrative expenses increased from $15.7 million in the second quarter of 2002 to $16.4 million in the second quarter of 2003, an increase of $0.7 million, or 4.2%. Such increases are attributable to additional personnel and operating expenses incurred in order to support our development efforts since 2002 combined with our initiative to provide support for the service line operations. As a percentage of revenue, general and administrative costs decreased from 3.6% in the first six months of 2002 to 3.4% in the first six months of 2003, and from 3.8% in the second quarter of 2002 to 3.3% in the second quarter of 2003. Included in our results for the first six months of 2003 are fees of $2.1 million in the first quarter of 2003 and $1.0 million in the second quarter of 2003 for outside consultants for strategic planning services that we would not expect to incur in future periods.

Overall, we experienced a decline in operating margins with earnings before taxes, interest, depreciation and amortization, and loss on early extinguishment of debt (EBITDA), as a percentage of revenue, decreasing from 11.8% in the first six months of 2002 to 10.9% in the first six months of 2003, and from 11.8% in the second quarter of 2002 to 10.7% in the second quarter of 2003. The decline in operating margins is attributable to the increase in pharmaceutical costs and, to a lesser extent, the increase in service line model agreements which typically have lower margins.

The following is the EBITDA of our operating segments for the three months ended June 30, 2003:

	Oncology Pharmaceutical Services	Other Practice Management Services	Cancer Center Services	Other	Total
Revenue	$295,570	$122,127	$57,954	$15,761	$491,412
Operating expense	(269,759)	(100,293)	(48,776)	(39,159)	(457,987)

Income (loss) from operations	25,811	21,834	9,178	(23,398)	33,425
Depreciation and amortization	29	—	8,750	10,187	18,966

EBITDA	$25,840	$21,834	$17,928	$(13,211)	$52,391

The following is the EBITDA of our operating segments for the three months ended June 30, 2002:

	Oncology Pharmaceutical Services	Other Practice Management Services	Cancer Center Services	Other	Total
Revenue	$225,439	$117,600	$54,076	$13,704	$410,819
Operating expense	(204,829)	(93,987)	(40,906)	(41,147)	(380,869)

Income (loss) from operations	20,610	23,613	13,170	(27,443)	29,950
Depreciation and amortization	151	—	4,768	13,428	18,347

EBITDA	$20,761	$23,613	$17,938	$(14,015)	$48,297

The following is the EBITDA of our operating segments for the six months ended June 30, 2003:

	Oncology Pharmaceutical Services	Other Practice Management Services	Cancer Center Services	Other	Total
Revenue	$558,103	$239,418	$112,259	$28,842	$938,622
Operating expense	(506,552)	(196,845)	(90,941)	(79,517)	(873,855)

Income (loss) from operations	51,551	42,573	21,318	(50,675)	64,767
Depreciation and amortization	49	—	14,586	23,144	37,779

EBITDA	$51,600	$42,573	$35,904	$(27,531)	$102,546

The following is the EBITDA of our operating segments for the six months ended June 30, 2002:

	Oncology Pharmaceutical Services	Other Practice Management Services	Cancer Center Services	Other	Total
Revenue	$431,692	$234,751	$107,134	$28,527	$802,104
Operating expense	(392,999)	(187,651)	(83,178)	(80,029)	(743,857)

Income (loss) from operations	38,693	47,100	23,956	(51,502)	58,247
Depreciation and amortization	342	—	9,965	25,911	36,218

EBITDA	$39,035	$47,100	$33,921	$(25,591)	$94,465

The decrease in EBITDA for the other practice management services is primarily attributable to our disaffiliation with four medical oncology practices representing 31 physicians since June 30, 2002.

Medical oncology EBITDA margin decreased from 12.9% in the first six months of 2002 to 11.8% in the first six months of 2003. This decrease is attributable to an increase in lower margin pharmaceuticals.

Cancer center services EBITDA margin increased from 31.7% in the first six months of 2002 to 32.0% in the first six months of 2003. This increase is attributable to exiting from unprofitable sites, investment in technology such as intensity modulated radiation therapy (IMRT), combined with growth in same practice radiation treatments and PET scans. Cancer Center Services EBITDA for the three and six months ended June 30, 2003 includes costs of $0.9 million incurred in connection with our disaffiliation with a radiology group effective June 30, 2003.

Depreciation and Amortization. Depreciation and amortization expense increased from $36.2 million in the first six months of 2002 to $37.8 million in the first six months of 2003, an increase of $1.6 million or 4.3%. Depreciation and amortization expense increased from $18.3 million in the second quarter of 2002 to $19.0 million in the second quarter of 2003, an increase of $0.6 million or 3.4%. The increase in depreciation and amortization expense is attributable to increased investment in radiation and PET technologies, partially offset by impairments of management service agreements and cancer center assets in 2002. The increase was attributable to maintenance and other capital expenditures, partially offset by write-offs of intangible assets. As a percentage of revenue, depreciation and amortization expense decreased from 4.5% in the first six months of 2002 to 4.0% in the first six months of 2003, and from 4.5% in the second quarter of 2003 to 3.9% in the second quarter of 2003. The decline in depreciation and amortization expense as a percentage of revenue reflects the impairment charges on intangible assets and cancer center assets totaling $140.8 million recognized in 2002.

Impairment, Restructuring and Other Charges. We have not recognized any impairment, restructuring and other charges during the first six months of 2003. We recognized the following impairment, restructuring and other charges during the three months and six months ending June 30, 2002 (in thousands):

	Three Months Ended June 30, 2002	Six Months Ended June 30, 2002
Service line conversions	$7,545	$7,545
Impairment of service agreement	33,821	33,821
Consulting costs for implementing service line	1,033	1,397
Personnel reduction costs	568	909
Gain on sale of practice assets	(3,917)	(3,917)
Impairment of working capital assets, net	218	218

	$39,268	$39,973

The service line conversions charge related to our transitioning two PPM practices to the service line model during the second quarter of 2002, and comprises (i) a $5.9 million write-off net intangible value of the PPM service agreements at those practices since those agreements were terminated and new agreements were executed to provide only oncology pharmaceutical management services, and a $2.1 million write-off of working capital at those practices, less (ii) $0.4 million in consideration that would have been paid by us that was forfeited by the physicians in those transactions.

The impairment of service agreement during the second quarter of 2002 was a non-cash, pretax charge of $33.8 million related to a net revenue model service agreement that became impaired during the second quarter based upon our analysis of projected cash flows under that agreement, taking into account developments in that market during the quarter.

During the second quarter of 2002, we recognized $1.0 million professional fees for consultants advising us on the implementation of the service line and $0.6 million for personnel reductions. During the first quarter of 2002, we also recognized charges of $0.7 million consisting of (i) $0.3 million in costs related to personnel reductions, and (ii) $0.4 million in consulting fees related to our introduction of the service line model.

During the second quarter of 2002, we terminated a service agreement as it related to certain radiology sites and sold the related assets, including the right to future revenues attributable to radiology technical fee revenue at those sites, in exchange for delivery to us of 1.1 million shares of our common stock. In connection with that sale, we also recognized a write-off of a receivable of $0.5 million due from the physicians and agreed to make a cash payment to the buyer of $0.6 million to reflect purchase price adjustments during the third quarter. The transaction resulted in a $3.9 million gain based on the market price as of the date of the termination.

The $0.2 million net impairment of working capital assets during the second quarter of 2002 comprised (i) an aggregate charge of $3.3 million for the reduction in the estimated recoverable amount of working capital assets of four practices with which we now believe we will terminate our relationships, reduced by (ii) an increase in our estimates of the recoverable amount of working capital assets of a practice with which we separated effective July 1, 2002 on terms that included payment for working capital in excess of our anticipated recovery and of another practice which we had previously believed would disaffiliate, which subsequently converted to the service line model and purchased its working capital assets.

Interest. Net interest expense decreased from $11.6 million in the first six months of 2002 to $10.1 million in the first six months of 2003, a decrease of $1.5 million, or 12.8%. Net interest expense decreased from $6.1 million in the second quarter of 2002 to $5.0 million in the second quarter of 2003, a decrease of $1.2 million or 19.1%. As a percentage of revenue, net interest expense decreased from 1.4% for the first six months of 2002 to 1.1% for the first six months of 2003, and from 1.5% in the second quarter of 2002 to 1.0% in the second quarter of 2003. Such decreases are due to payment of physician debt, lower borrowing levels during the first six months of 2003, reduced interest rates on our leasing facility and to a lesser extent, an increase in interest income resulting from improved operating cash flows since June 30, 2002. On February 1, 2002, we refinanced our indebtedness by issuing $175 million in 9.625% Senior Subordinated Notes due 2012 and repaying in full our existing senior secured notes and terminating our existing credit facility. Our previously existing $100 million senior secured notes bore interest at a fixed rate of 8.42% and would have matured as to $20 million in each of 2002-2006. Lower levels of debt during the first six months of 2003, as compared to the same period in 2002, partially offset by the increased rate of interest contributed to the decrease of interest expense.

Loss on Early Extinguishment of Debt. During the first quarter of 2002, we recorded a loss of $13.6 million, before income taxes of $5.2 million, in connection with the early extinguishment of our $100 million Senior Secured Notes due 2006 and our existing credit facility. The loss consisted of payment of a prepayment penalty of $11.7 million on the Senior Secured Notes and a write-off of unamortized deferred financing costs of $1.9 million related to the terminated debt agreements.

The Company adopted Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4,44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (SFAS 145) effective January 1, 2003. Among other matters, SFAS 145 rescinds Statement of Financial Accounting Standards No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. In connection with its adoption, gains and losses from extinguishments of debt are no longer classified as extraordinary items in the Company’s statement of operations. In addition prior period financial statements were reclassified to reflect the new standard. As such, the Company reclassified the $13,633 extraordinary loss on early extinguishment of debt recorded in the three months ended March 31, 2002 as a component of interest expense, net, in its condensed consolidated statement of operations.

Income Taxes. We recognized an effective tax rate of 38.0% for the first six months of 2003 and for the same prior year period.

In September 2001, we announced in a press release that our introduction of the service line structure and transition away from the net revenue model, and the related realignment of our business would cause us to record unusual charges for write-offs of service agreements and other assets and other charges. These charges include the impairment, restructuring and other charges and loss on early extinguishment of debt we have recorded during 2002. Throughout 2002, we had recorded $10.3 million in unusual cash charges and $153.4 million in unusual non-cash charges in connection with our transition process. We have not recognized any unusual charges in the first six months of 2003.

The principal category of those prior charges related to the impairment of service agreements. Service agreements were impaired either because of a termination of the agreement (both in disaffiliations and conversions to the service line) or because we determined that the agreement was impaired based on expected future cash flow under the agreement. The latter category of impairment related exclusively to net revenue model practices. Currently, our balance sheet reflects $23.2 million in service agreements under the net revenue model and $223.1 million under the earnings model. Based upon the potential for continued declining performance, we would anticipate that the net revenue model agreements, if not converted to the earnings model, could become impaired in the future. At present, we would not expect earnings model agreements to become impaired, except in the case of disaffiliations or service line conversions.

Assuming no material changes in reimbursement, management currently expects that the total amount of charges in connection with our transition is unlikely to exceed $200 million, absent additional disaffiliations or conversions. Material changes in reimbursement could, however, result in additional charges, including additional impairments of service agreements and other long-term assets.

Net Income. Net income increased from a loss of $4.3 million, or ($0.04) per share, in the first six months of 2002 to net income of $33.9 million, or $0.36 per diluted share, in the first six months 2003, an increase of $38.2 million. Net income increased from a loss of $9.6 million in the second quarter of 2002 to net income of $17.7 million in the second quarter of 2003. Included in net income for the first six months of 2002 are restructuring charges of $40.0 million and a loss on early extinguishment of debt of $13.6 million. Excluding these charges, net income for the first six months of 2002 would have been $28.9 million, which represents earnings per share of $0.29.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2003, we had net working capital of $133.7 million, including cash and cash equivalents of $96.6 million. We had current liabilities of $366.2 million, including $81.2 million in current maturities of long-term debt, and $191.5 million of long-term indebtedness. During the first six months of 2003, we provided $116.6 million in net operating cash flow, invested $39.5 million, and used cash from financing activities in the amount of $55.5 million. As of August 6, 2003, we had cash and cash equivalents of $123.0 million.

Cash Flows from Operating Activities

During the first six months of 2003, we provided $116.6 million in cash flows from operating activities as compared to $79.8 million in the comparable prior year period. The increase in cash flow is primarily attributable to improved cash collections during the first six months of 2003, offset by federal income tax payments of $8.5 million in the second quarter of 2003. Our accounts receivable days outstanding has improved from 50 days at December 31, 2002 to 43 at June 30, 2003, offset by federal income tax payments of $8.5 million in the second quarter of 2003.

Cash Flows from Investing Activities

During the first six months of 2003 and 2002, we expended $39.5 million and $28.0 million in capital expenditures, including $26.6 million and $15.6 million on the development and construction of cancer centers, respectively. Maintenance capital expenditures were $12.2 million and $11.8 million in the first six months of 2003 and 2002, respectively. For all of 2003, we anticipate expending a total of approximately $35-$40 million on maintenance capital expenditures and approximately $50-$55 million on development of new cancer centers and PET installations. Over the next two to three years, we expect to expend $20-$30 million in upgrades to existing cancer centers, including introduction of intensity modulated radiation therapy (IMRT) and high dose radiotherapy (HDR) equipment.

Cash Flows from Financing Activities

During the first six months of 2003, we used cash from financing activities of $55.5 million as compared to cash provided of $39.2 million in the six months of 2002. Such decrease in cash flow is primarily attributed to the proceeds in 2002 from the issuance of our Senior Subordinated Notes due 2012, net of the cash payments for the retirement of our previously existing indebtedness, including a prepayment premium paid as a result of early extinguishment of our Senior Secured Notes due 2006. In addition, we expended $41.0 million to repurchase 4.8 million shares of our Common Stock during the first six months of 2003.

On February 1, 2002, we entered into a five-year $100 million syndicated revolving credit facility and terminated our existing syndicated revolving credit facility. Proceeds under that credit facility may be used to finance the development of cancer centers and new PET facilities, to provide working capital or for other general business purposes. No amounts have been borrowed under that facility. Our credit facility bears interest at a variable rate that floats with a referenced interest rate. Therefore, to the extent we have amounts outstanding under the credit facility in the future, we would be exposed to interest rate risk under our credit facility.

On February 1, 2002, we issued $175 million in 9.625% Senior Subordinated Notes due 2012 to various institutional investors in a private offering under Rule 144A under the Securities Act of 1933. The notes were subsequently exchanged for substantially identical notes in an offering registered under the Securities Act of 1933. The notes are unsecured, bear interest at 9.625% annually and mature in February 2012. Payments under those notes are subordinated in substantially all respects to payments under our new credit facility and certain other debt.

We entered into a leasing facility in December 1997, under which a lessor entity acquired properties and paid for construction of certain of our cancer centers and leased them to us. It matures in June 2004. As of June 30, 2003, we had $70.2 million outstanding under the facility and no further amounts are available under that facility. The annual rent, which is classified as interest expense, under the lease is approximately $3.2 million, based on interest rates in effect as of June 30, 2003.

Since December 31, 2002, we guarantee 100% of the residual value of the properties in the lease and therefore, include the $70.2 million outstanding under the lease as indebtedness on our financial statements. We also include assets under the lease as assets on our balance sheet based upon our determination of fair values of those properties at December 31, 2002. During the first six months we began to recognize a depreciation charge in respect of the assets in the leasing facility amounting to $0.9 million. We did not recognize depreciation expense for those off-balance-sheet assets prior to December 31, 2002.

The lease is renewable in one-year increments with the consent of the financial institutions that are parties thereto. If the lease is not renewed at maturity or otherwise terminates, we must either purchase the properties under the lease for the total amount outstanding or market the properties to third parties. Defaults under the lease, which include cross-defaults to other material debt, could result in such a termination, and require us to purchase or remarket the properties. If we sell the properties to third parties, we have guaranteed a residual value of 100% of the total amount outstanding for the properties. The guarantees are collateralized by substantially all of our assets. We have not yet determined whether we will seek to renew the lease. Accordingly, in June 2004, assuming we retain all of the properties, we will be required to repay $70.2 million. Therefore, the amount outstanding has been classified as a current maturity of long-term indebtedness.

Because the lease payment floats with a referenced interest rate, we are also exposed to interest rate risk under the leasing facility. A 1% increase in the referenced rate would result in an increase in lease payments of $0.7 million annually.

Borrowings under the revolving credit facility and advances under the leasing facility bear interest at a rate equal to a rate based on prime rate or the London Interbank Offered Rate, based on a defined formula. The credit facility, leasing facility and Senior Subordinated Notes contain affirmative and negative covenants, including the maintenance of certain financial ratios, restrictions on sales, leases or other dispositions of property, restrictions on other indebtedness and prohibitions on the payment of dividends. Events of default under our credit facility, leasing facility and Senior Subordinated Notes include cross-defaults to all material indebtedness, including each of those financings. Substantially all of our assets, including certain real property, are pledged as collateral under the credit facility and the guarantee obligations of our leasing facility.

We are in compliance with covenants under our leasing facility, revolving credit facility and Senior Subordinated Notes, with no borrowings currently outstanding under the revolving credit facility. We have relied primarily on cash flows from our operations to fund working capital and capital expenditures for our fixed assets.

We currently expect that our principal use of funds in the near future will be in connection with the purchase of medical equipment, including upgrades and additional equipment such as IMRT and HDR, investment in information systems and the acquisition or lease of real estate for the development of integrated cancer centers and PET centers, and implementation of the service line structure. It is likely that our capital needs in the next several years will exceed the cash generated from operations. Thus, we may incur additional debt or issue additional debt or equity securities from time to time. Capital available for health care companies, whether raised through the issuance of debt or equity securities, is quite limited. As a result, we may be unable to obtain sufficient financing on terms satisfactory to management or at all. Continued uncertainty regarding reimbursement or an adverse change in reimbursement could continue to adversely impact our ability to access capital markets, including our ability to extend or refinance our leasing facility.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements concerning business outlook, reimbursement outlook, expected financial results, business development activities, the benefits of the service line model and all other statements other than statements of historical fact included in this news release are forward-looking statements. Although the company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Matters that could further impact future results and financial condition include reimbursement rates, including in particular, reimbursement for pharmaceutical products, the success of the service line model, transition of existing practices, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the company’s affiliated physician practices. Please refer to this financial discussion and the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2002 and subsequent SEC filings, for a more extensive discussion of factors that could cause actual results to differ materially from the company’s expectations.